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                                                                     EXHIBIT 4.1

                         TEXAS CAPITAL BANCSHARES, INC.
                             1999 OMNIBUS STOCK PLAN

                                    ARTICLE I
                            ESTABLISHMENT OF THE PLAN

     Texas Capital Bancshares, Inc. ("the Company") hereby establishes the Texas Capital Bancshares, Inc. 1999 Omnibus Stock Plan (the "Plan") upon the terms and conditions hereinafter stated.

                                   ARTICLE II
                                   DEFINITIONS


     2.01 "Award" means any stock option, stock appreciation right, restricted stock award, or performance award granted to a Participant under the Plan.

     2.02 "Board" means the Board of Directors of the Company.

     2.03 "Code" means the Internal Revenue Code of 1986, as amended.

     2.04 "Committee" means the Plan Committee appointed by the Board, and which shall be comprised of at least three (3) members.

     2.05 "Common Stock" means shares of the common stock, $.01 par value per share, of the Company.

     2.06 "Disability" means any physical or mental impairment which qualifies an Employee for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify such Employee for disability benefits under the Federal Social Security System.

     2.07 "Effective Date" means the date upon which the Board approves this Plan.

     2.08 "Employee" means any person who is employed by the Company and whose wages are reported on a Form W-2. The Company's classification as to who is an Employee shall be determinative for purposes of an individual's eligibility under the Plan. Solely for purposes of this Plan, the Company, in its sole discretion, and from time to time, may deem an individual who provides services to the Company pursuant to a personal service contract or agreement, but who otherwise is not employed by the Company and whose compensation would not be reported by the Company on a Form W-2, to be classified as an Employee. Any such individual shall be eligible to receive only the following Awards pursuant to this Plan: Non-Qualified Stock Options, stock appreciation rights, Restricted Stock Awards or performance awards.

     2.09 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.10 "Fair Market Value" of a share of the Company's Common Stock for any purposes on a particular date shall be the most recent determination by an independent valuation expert retained by the Company for the purpose of determining the fair market value of each share of the Company's Common Stock; provided that, in the event the Common Stock becomes registered under Section 12 of the Exchange Act, the Fair Market Value of the Company's Common Stock shall mean the last reported sale price per share of Common Stock on such date, or in case no such sale takes place on such date, the average of the closing and asking prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the NASDAQ market, or if the Common Stock is not listed or

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admitted for trading or included for quotation, the last quote price, or if the
Common Stock is not so quoted, the average of the high bid and low asked prices, in the over-the-counter market, as reported by the NASD Automatic Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as selected in good faith by the Committee.

     If the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" means a day on which public trading of securities occurs and as reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national market securities exchange or included for quotation on the Nasdaq National Market, any business day.

     2.11 "Grantee" refers to any Participant in the Plan who receives an Award.

     2.12 "Incentive Stock Option" means any Option granted under this Plan which the Committee intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of
Section 422 of the Code, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.

     2.13 "Non-Qualified Stock Option" means any Option granted under this Plan which is not an Incentive Stock Option.

     2.14 "Officer" means any Employee of the Company who is determined by the Board to be a corporate officer.

     2.15 "Participant" means any Employee or Officer who is designated by the Committee or the Board pursuant to Article VI to participate in the Plan.

     2.16 "Restricted Stock Award" means an award of Company Common Stock that is subject to certain terms, conditions, or restrictions as forth in the Stock Award Agreement that may affect, among other things, transferability, disposition, and/or forfeitability.

     2.17 "Retirement" means a termination of employment which constitutes a "retirement" under any applicable qualified pension benefit plan maintained by the Company.

     2.18 "Stock Award Agreement" means the written agreement pursuant to
Article VI hereof that sets forth the terms, conditions, restrictions and privileges for an Award and that incorporates the terms of the Plan.

                                   ARTICLE III
                           ADMINISTRATION OF THE PLAN

     3.01 The Plan shall be administered by a Committee comprised of not fewer than three persons as appointed by the Board. A simple majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and may make recommendations to the Board with respect to participation in the Plan by Employees and Officers of the Company, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board shall be liable for any action or determination made by him in good faith.

     3.02 REVOCATION FOR MISCONDUCT. The Committee may by resolution immediately revoke, rescind and terminate any Award, or portion thereof, to the extent not yet vested, previously granted or


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awarded under this Plan to a Participant who is discharged from the employ of the Company for cause, which, for purposes of this Plan, shall mean termination because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).

     3.03 REPURCHASE RIGHTS. In the event the Company terminates either the employment or personal services contract or agreement of a Participant for cause, the Participant shall be required to sell all of his vested Awards under this Plan back to the Company at par value upon receipt of written demand by the Board or the Committee. Prior to the earlier to occur of (i) the Company completing an Initial Public Offering of its Common Stock pursuant to the Securities Act of 1933, as amended, or (ii) the Company's Common Stock being listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System, each Participant whose employment with the Company terminates either for any reason by action of the Company (except for cause) or at the Participant's election, and such termination is for reasons other than due to death, Retirement, or Disability, shall be required to offer for sale to the Company on his final day of employment, or on the last day that he provides services to the Company pursuant to a personal service contract or agreement, all of his vested Awards under this Plan (whether or not received pursuant to exercise of an option awarded under this Plan) at the lesser of: (i) the last annual per share fair market valuation; or (ii) the then current Fair Market Value.

     3.04 LIMITATION ON LIABILITY. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent allowed by law and the Company's bylaws, the members of the Committee shall be indemnified by the Company in respect of all their activities under the Plan.

     3.05 COMPLIANCE WITH LAW AND REGULATIONS. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any Federal or state law or any rule or regulation of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable.

     3.06 RESTRICTIONS ON TRANSFER. The Company may place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.

                                   ARTICLE IV
                                   ELIGIBILITY

     Awards may be granted to such Employees and Officers of the Company as may be designated from time to time by the Committee, pursuant to guidelines, if any, which may be adopted by the Committee or the Board from time to time.

                                    ARTICLE V
                       COMMON STOCK AVAILABLE FOR THE PLAN

     The aggregate number of shares of Common Stock which may be issued pursuant to this Plan, subject to adjustment as provided in Article VII, shall be ten percent (10%) of the then outstanding shares of Common Stock; provided, however, that the number of shares that may be issued hereunder shall not be reduced as a result of any redemptions, repurchases or other reduction in the number of outstanding shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan. None of such shares shall be the subject of more than one Award at any time, but if an Award as to


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any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such shares.

                                   ARTICLE VI
                      PARTICIPATION; STOCK AWARD AGREEMENT

     The Board or the Committee, if so designated by the Board, shall, in its discretion, determine from time to time which Employees and Officers will participate in the Plan and receive Awards under the Plan. In making all such determinations there shall be taken into account the duties, responsibilities and performance of each respective Employee or Officer, his present and potential contributions to the growth and success of the Company, his cash compensation and such other factors as the Committee shall deem relevant to accomplishing the purposes of the Plan.

     Awards may be granted individually or in tandem with other Awards. All awards are subject to the terms, conditions, restrictions and privileges of the Plan in addition to the terms, conditions, restrictions and privileges for an Award contained in the Stock Award Agreement. No Award under this Plan shall be effective unless memorialized in writing by the Committee in a Stock Award Agreement delivered to and signed by the Participant.

                                   ARTICLE VII
                                     AWARDS

     7.01 STOCK OPTIONS. The Committee may from time to time grant to eligible participants Awards of Incentive Stock Options or Non-Qualified Stock Options, provided however that Awards of Incentive Stock Options shall be limited to Employees of Company. Options intended to qualify as Incentive Stock Options must have an exercise price at least equal to the Fair Market Value of a share of Common Stock at the time of grant, except as provided in Section 8.06. Non-Qualified Stock Options must have an exercise price at least equal to the Fair Market Value of a share of Common Stock at the time of grant.

     7.02 STOCK APPRECIATION RIGHTS. The Committee may from time to time grant to eligible participants Awards of Stock Appreciation Rights ("SARs"). A SAR entitles the Grantee to receive, subject to the provisions of the Plan and the Stock Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (a) the Fair Market Value on the exercise date of one share of Common Stock over (b) the base price per share specified in Stock Award Agreement, multiplied by (ii) the number of shares specified in the Stock Award Agreement which are exercised. Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Common Stock or cash, or any combination of Common stock and cash, as determined in the sole discretion of the Committee. If upon settlement of the exercise of a SAR a Grantee is to receive a portion of such payment in shares of Common stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

     7.03 RESTRICTED STOCK. The Committee may from time to time grant restricted Stock awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.

     7.04 PERFORMANCE AWARDS. The Committee may, in its discretion, grant performance awards which become payable on account or attainment of one or more performance goals established by the Committee. Performance awards may be paid by the delivery of Common Stock or cash, or any combination thereof, as determined in the sole discretion of the Committee.


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                                  ARTICLE VIII
                                  OPTION AWARDS

     8.01 VESTING AND EXERCISE OF OPTIONS

     (a) GENERAL RULES. Incentive Stock Options and Non-Qualified Stock Options granted to Employees shall become vested and exercisable in equal increments over a three (3) to five (5) year period, with such period determined by the Board and incorporated into each individual Award. Each such Award shall become 100% vested and exercisable not more than five (5) years from the date of grant. Notwithstanding the foregoing, no vesting shall occur on or after an Employee's employment with the Company is terminated for any reason other than his Death, Disability or Retirement. In determining the number of shares of Common Stock with respect to which Options are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

     (b) VESTING UPON DEATH, DISABILITY OR RETIREMENT. Unless the Committee specifically states otherwise in the Stock Award Agreement, only those Options granted to Participants under this Plan which are vested and exercisable on the date of a Participant's death, Disability or Retirement shall be vested and exercisable by the Participant or the Participant's representative subject to
Section 8.02.

     (c) ACCELERATED VESTING FOR CHANGES IN CONTROL. Notwithstanding the general rule described in Section 8.01(a), all outstanding Options shall become immediately vested and exercisable in the event there is a change in control of the Company. A "change in control of the Company" for this purpose shall mean:

          (a) any person or group, other than a Subsidiary or any employee benefit plan (or any related trust) of the Company, becomes the beneficial owner of 40% or more of the Common Stock of the Company that are entitled to vote generally in the election of directors of the Company representing 15% or more of the combined voting power of all voting stock of the Company.

          (b) approval by the stockholders of the Company of either of the following:

              (i) a merger, reorganization, consolidation or similar transaction ("Merger") as a result of which the Persons who were the respective beneficial owners of the outstanding Common Stock of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 60% of the Common Stock of the Company resulting from such Merger in substantially the same proportions as immediately before such Merger, or

              (ii) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

     8.02 DURATION OF OPTIONS.

     (a) GENERAL RULE. Except as provided in Section 8.01(b), each Option granted to a Participant shall be exercisable at any time on or after it vests and becomes exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) three (3) months after the date on which the Participant ceases to be employed by the Company.

     (b) EXCEPTION FOR TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT. If a Participant dies while in the employ of the Company or terminates employment with the Company as a result of Disability or Retirement without having fully exercised his Options, the Participant or his legal representative or guardian, or the executors, administrators, legatees or distributees of his estate shall have the right, during the six (6) month period following the earlier of his death, Disability or Retirement,


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to exercise such Options to the extent vested on the date of such death,
Disability or Retirement. In no event, however, shall any Option be exercisable more than ten (10) years from the date it was granted.

     (c) NOTICE OF DISPOSITION; WITHHOLDING; ESCROW. A Grantee shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the Grantee such amounts as may be necessary to satisfy any withholding requirements of Federal or state law or regulation and, further, to collect from the Grantee any additional amounts which may be required for such purpose. The Committee may, in its discretion, require shares of Common Stock acquired by a Grantee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.02(c).

     8.03 NONASSIGNABILITY. Options shall not be transferable by a Grantee except by will or the laws of descent or distribution, and during a Grantee's lifetime shall be exercisable only by such Grantee or the Grantee's guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, a Grantee who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Grantee who originally received the grant or to an individual or trust to whom the Grantee would have initially transferred the Option pursuant to this Section 8.01. Options which are transferred pursuant to this Section 8.01 shall be exercisable by the transferee according to the same terms and conditions as applied to the Grantee.

     8.04 MANNER OF EXERCISE. Options may be exercised in part or in whole from time to time. The procedures for exercise shall be set forth in the written Stock Award Agreement provided for in Section 7.01 above. The Committee, may in its discretion, permit a Grantee to exercise vested and exercisable options awarded under this Plan by surrendering an amount of Company stock already owned by the Grantee equal to the options' exercise price (referred to as a "cashless exercise").

     8.05 $100,000 LIMITATION. Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year, under this Plan and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Company, shall not exceed $100,000.

     8.06 LIMITATION ON TEN PERCENT STOCKHOLDERS. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Company at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the earlier of the date determined under Section 8.01 or the expiration of five (5) years from the date such Incentive Stock Option is granted.

                                    ARTICLE X
                      AMENDMENT AND TERMINATION OF THE PLAN

     The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock or options which have not been granted.


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                                   ARTICLE XI
                                EMPLOYMENT RIGHTS

     Neither the Plan nor any Award hereunder shall create any right on the part of any Employee of the Company to continue in such capacity.

                                   ARTICLE XII
                                   WITHHOLDING

     The Company may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Company may require the Grantee to pay to the Company the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Option. The Company also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in Section 8.02(c).

     The Committee is authorized to adopt rules, regulations or procedures which provide for the satisfaction of a Participant's tax withholding obligation by the retention of shares of Common Stock to which he otherwise would be entitled pursuant to an Award or by the Participant's delivery of previously-owned shares of Common Stock or other property.

                                  ARTICLE XIII
                        EFFECTIVE DATE OF THE PLAN; TERM

     12.01 EFFECTIVE DATE OF THE PLAN. This Plan shall become effective on the Effective Date, and Awards may be granted hereunder as of or after the Effective Date and prior to the termination of the Plan, provided that no Incentive Stock Option issued pursuant to this Plan shall qualify as such unless this Plan is approved by the requisite vote of the holders of the outstanding voting shares of the Company at a meeting of stockholders of the Company held within twelve
(12) months before or after the Effective Date.

     12.02 TERM OF PLAN. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

                                   ARTICLE XIV
                                  GOVERNING LAW

     To the extent not governed by Federal law, this Plan shall be construed under the laws of the State of Delaware.


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     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this 1999 Omnibus Stock Plan, and to apply the Corporate seal hereto as of June 8, 1999.

         TEXAS CAPITAL BANCSHARES, INC.



         By:      /s/ JOSEPH M. GRANT
                  ------------------------------------
                  Joseph M. Grant
                  Chairman and Chief Executive Officer


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